FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2007

VoIP, Inc.

(Exact name of registrant as specified in its charter)

(Texas)	(000-28985)	75-2785941
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 So. Wymore Rd., Suite 3000 Altamonte Springs, Suite 32714
(Address of principal execute offices, including zip code)

(407) 389-3232
(Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 14, 2007, VoIP, Inc. (the “Company”) issued and sold convertible promissory notes (the “Convertible Notes”) to three institutional investors, for a net purchase price of $200,000 in a private placement. The convertible note shares are not registered.

The Convertible Notes are not interest bearing, and are due on June 25, 2007, or on demand. The Convertible Notes are repayable at the investors’ election in cash for $266,667, reflecting a 33% premium (the “Premium”). The investors may also at their election convert all or part of the Convertible Notes into shares of the Company's common stock at the conversion rate of $0.12 per share. If so converted, the investors agreed to waive the Premium.

In the event of the Company’s failure to timely repay the Convertible Notes when due or demanded, the above common stock conversion rate will be adjusted to $0.08 per share. If so converted, the investors agreed to waive the Premium.

A number of the Company’s other existing financing agreements contain “favored nations” pricing provisions, such that for future securities offerings by the Company at a price per share less than their contractual conversion or exercise rates, those investors’ conversion or exercise rates would be adjusted to the lower offering price. As such, their applicable common stock conversion rates and warrant exercise prices were effectively reduced to $0.12 per share as a result of the Convertible Note issuances described above, adding approximately 78 million equivalent common shares on a diluted basis. If the common stock conversion price is reduced to $0.08 per share as potentially allowed in the preceding paragraph, further common stock dilution would result. The Company incorporates by reference its Form 10-Q filed on May 15, 2007 concerning the price ratchet effect on the derivative securities previously issued that have “favored nations” provisions. The Company will need to obtain shareholder approval to increase its authorized shares of common stock to enable the Company to issue the shares of common stock upon potential conversion and exercise by it existing convertible note, warrant and option holders.

We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

See Item 1.01 above.

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

See Item 1.01 above.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

See Item 1.01 above.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1 - Convertible Promissory Note dated June 14, 2007 - Alpha Capital Anstalt
10.2 - Convertible Promissory Note dated June 14, 2007 - Ellis International, Ltd.
10.3 - Convertible Promissory Note dated June 14, 2007 - Whalehaven Capital Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC. (Registrant)

Date: June 20, 2007	By:	/s/ Robert Staats
Robert Staats Chief Accounting Officer

EXHIBIT INDEX

Exhibit #

10.1 - Convertible Promissory Note dated June 14, 2007 - Alpha Capital Anstalt
10.2 - Convertible Promissory Note dated June 14, 2007 - Ellis International, Ltd.
10.3 - Convertible Promissory Note dated June 14, 2007 - Whalehaven Capital Fund, Ltd.